APPLEBEE'S INTERNATIONAL, INC.
                        2001 SENIOR EXECUTIVE BONUS PLAN
                            AS AMENDED FEBRUARY 2006




         1. Purpose. The purpose of the 2001 Senior Executive Bonus Plan (the "Plan") is to enhance Applebee's International, Inc.'s (the "Company") ability to attract, motivate, reward, and retain key senior executives, to strengthen their commitment to the success of the Company and to align their interests with those of the Company's shareholders by providing additional compensation based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company.

         2. Committee. The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"). Each member of the Committee must be an "outside director" within the meaning of the Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         3. Eligible Employees. Eligible employees shall include any individuals holding the positions of Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Division President, Executive Vice
President,   or  Senior  Vice  President  (those  eligible   employees  who  are
participants in respect of any period are hereinafter referred to as "Participant"). The eligible employees who will participate in the Plan for any period will be designated by the Committee in its sole discretion not later than 90 days after the commencement of that period.

         4. Maximum Bonus. The maximum amount of compensation that may be paid to a Participant pursuant to this Plan is $1,500,000 per year. All amounts payable under the Plan with respect to a given period shall be paid in a single lump sum in the period following the period for which the performance goals are established by the date set by the Committee, or at such other time as the Participant and the Committee may agree.

         5.  Performance  Goals.   Awards  to  Participants  will  be  based  on
performance goals, which shall provide for a targeted level or levels of achievement using one or more of the following predetermined measurements, in each case where applicable determined either on a Company-wide basis or in respect of any one or more business units: (a) earnings (either in the aggregate or on a per-share basis); (b) company, franchise or system comparable store sales; (c) company, franchise or system traffic growth; (d) net income (before or after taxes); (e) operating income; (f) restaurant margin before pre-opening expense; (g) cash flow; (h) return measures (including return on assets, equity or sales); (i) earnings before or after taxes, and before or after depreciation and amortization; (j) gross revenues; (k) share price of Company stock (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time); (1) reductions in expense levels; (m) net economic value; (n) market share or related strength of brand measures related to consumer perception, including but not limited to brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys; or (o) retention of Company associates in general or in any specific category or level of employment. The performance goals may differ from Participant to Participant and from award to award. The specific performance goals for a given period will be established in writing by the Committee on or before the latest date permissible to enable the award to qualify as "performance-based compensation" under section 162(m) of the Code.

         6. Certification. Prior to payment of a bonus in respect to a period, the Committee must certify in writing as to the satisfaction of and compliance with the performance goals and other material terms of the Plan for that period.

         7. Amendment or Termination. The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any award made under the Plan prior to that time.

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         8.  Shareholder  Approval.  The  adoption  of this  Plan was  initially approved by the shareholders of the Company in May 2001. This Plan, as amended, is again being submitted to the shareholders of the Company for approval, in accordance with section 162(m) of the Code.

         9. Books and Records; Expenses. The books and records to be maintained for the purpose of the Plan shall be maintained under the supervision and control of the Committee. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee. All expenses of administering the Plan shall be paid by the Company from the general funds of the Company.

         10. Beneficiaries. Each Participant shall have the right to designate in writing a beneficiary (a "Beneficiary") to succeed to his right to receive payments hereunder in the event of his death. In case of a failure of designation or the death of a designated Beneficiary without a designated successor, payments shall be made to the Participant's estate. Beneficiaries may be changed by the Participant in writing without the consent of any prior Beneficiaries.

         11. No Attachment. To the extent permitted by law, the right of any Participant or any Beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

         12. No Liability. No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

         13. No Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

         14. No Guarantee of Employment. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant, for or without cause, at any time, regardless of the effect which such discharge shall have upon such individual as Participant in the Plan.

         15. Governing Law. This Plan shall be construed in accordance with the laws of the State of Kansas.

         16. Interpretation of Plan. The Committee shall have sole and absolute discretion and authority to interpret all provisions of this Plan and to resolve all questions arising under this Plan; including, but not limited to, determining whether any person is eligible under this Plan, whether any person shall receive any payments pursuant to this Plan, and the amount of any payments to be made pursuant to this Plan. Any interpretation, resolution or determination of the Committee shall be final and binding upon all concerned and shall not be subject to review.

         17. Withholding. Prior to the delivery of any payment pursuant to this Plan, the Company shall have the power and the right to deduct or withhold or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required to be withheld with respect to such delivery.






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